Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Fourth Quarter and Full Year 2022 Financial Results

On $16 Million of Annual Revenue, Aware Achieved Record Recurring Revenue of $10 Million, as Business Model Transformation Continues

BURLINGTON, MASS. – March 9, 2023 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2022.

Fourth Quarter 2022, Full Year 2022 and Recent Operational Highlights

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Revenue for the fourth quarter 2022 was relatively flat at $4.1 million compared to $4.0 million from the same quarter in the prior year.
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Recurring revenue for the fourth quarter 2022 was $2.6 million, or 65% of total fourth quarter revenue, an increase of 16% from the same quarter in 2021.
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Added seven new Knomi® partners in 2022 with opportunities in Latin America, Europe, Middle East, and Africa, driving growth and momentum for Aware’s authentication solutions.
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Repurchased 628,000 common shares at an average price of $1.83 per share in the fourth quarter of 2022, bringing the total common shares repurchased in 2022 to 705,201 and reducing outstanding shares by over 3%.
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Expanded Aware’s presence in the federal market, with Aware’s solutions being used in all three branches of the U.S. federal government and 12 of 15 departments within the executive branch.
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Achieved SOC 2 certification for AwareID®, further validating the platform’s impressive security and data confidentiality capabilities.
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Awarded 2022 Cybersecurity Excellence award by TMC and INTERNET TELEPHONY magazine for AwareID’s advanced authentication technology.
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Showcased Aware’s industry-leading mobile biometric solutions at Mobile World Congress 2023, demonstrating Knomi® and AwareID’s unparalleled onboarding and identity verification capabilities.

Management Commentary

“The fourth quarter marked a strong finish to the year as we laid the groundwork for future growth and customer expansion,” said Robert Eckel, Aware’s CEO and President. “Our key accomplishments in 2022 further solidified and strengthened our organization, our technology offerings, and positioned Aware for greater scale and profitable growth in the years to come.

“Looking ahead, Aware’s transformation is well underway, with our past investments beginning to yield returns in recurring revenue. Our plan is supported by a solid balance sheet with cash and marketable securities of $29 million, which provides sufficient runway to execute our growth strategy and remain opportunistic, as appropriate. We entered the new year with an exciting pipeline of opportunities that we are starting to convert at an encouraging pace. Our refined sales strategy is gaining momentum and creating repeatable sales activities that give us confidence in our ability to deliver annual recurring revenue (ARR) growth of at least 15% in 2023 and positioning the company to achieve positive operating cashflow exiting 2023.”

Fourth Quarter 2022 Financial Results

Revenue for the fourth quarter of 2022 was $4.1 million, compared to $3.0 million in the third quarter of 2022 and $4.0 million in the same year-ago period. The increase in revenue was primarily the result of higher subscription-based revenue.

Net loss in the fourth quarter of 2022 totaled $1.8 million, or ($0.08) per diluted share, which compares to net income of $2.6 million, or $0.12 per diluted share, in the third quarter of 2022 and net loss of $1.3 million, or $(0.06) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the fourth quarter of 2022 was $1.5 million, compared to adjusted EBITDA loss of $2.5 million in the third quarter of 2022 and adjusted EBITDA loss of $0.9 million in the same year-ago period.

Cash and cash equivalents, and marketable securities totaled $29.0 million as of December 31, 2022, compared to $30.0 million as of December 31, 2021.

Full Year 2022 Financial Results

Revenue for the year ended December 31, 2022 was $16.0 million, compared to $16.9 million for the year ended December 31, 2021. The decrease in revenue was primarily due to lower revenue from services, partially offset by higher subscription and maintenance revenues.

Net loss for the year ended December 31, 2022 totaled $1.7 million, or $(0.08) per diluted share, compared to net loss of $5.8 million or ($0.27) per diluted share, in the same year-ago period. Net loss for the year ended December 31, 2022 was favorably impacted by a $5.7 million gain on the sale of our prior principal executive offices.

Adjusted EBITDA loss for the full year ended December 31, 2022 was $5.4 million, compared to adjusted EBITDA loss of $3.8 million in the prior year.

Webcast

Aware management will host a webcast today, March 9, 2023, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Thursday, March 9, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (Nasdaq: AWRE) based in Burlington, Massachusetts. To learn more, visit www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) our business and operations could be adversely affected by health epidemics, including the current COVID-19 pandemic, impacting the markets and communities in which we, our partners and clients operate.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Software licenses	$1,926	$1,686	$7,386	$7,973
Software maintenance	1,844	1,848	7,111	6,679
Services and other	293	462	1,511	2,202
Total revenue	4,063	3,996	16,008	16,854
Costs and expenses:
Cost of services and other	340	276	1,260	1,210
Research and development	2,302	2,192	9,234	9,259
Selling and marketing	1,895	1,540	6,962	6,324
General and administrative	1,546	1,512	6,441	6,158
Gain on sale of fixed assets	—	—	(5,672)	—
Total costs and expenses	6,083	5,520	18,225	22,951
Operating loss	(2,020)	(1,524)	(2,217)	(6,097)
Interest and other income	311	1	540	4
Loss before provision for (benefit from) income taxes	(1,709)	(1,523)	(1,677)	(6,093)
Provision for (benefit from) income taxes	49	(269)	49	(269)
Net loss	$(1,758)	$(1,254)	$(1,726)	$(5,824)
Net loss per share – basic	$(0.08)	$(0.06)	$(0.08)	$(0.27)
Net loss per share – diluted	$(0.08)	$(0.06)	$(0.08)	$(0.27)
Weighted-average shares - basic	21,394	21,578	21,604	21,525
Weighted-average shares - diluted	21,394	21,578	21,604	21,525

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$11,749	$29,963
Marketable securities	17,229	—
Accounts and unbilled receivables, net	6,246	6,850
Tax receivable	1,362	1,411
Property and equipment, net	726	3,216
Goodwill and intangible assets, net	5,926	6,342
Note receivable	2,601	—
Right of use asset	4,538	—
All other assets, net	815	591

Total assets	$51,192	$48,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,921	$2,192
Deferred revenue	3,733	3,740
Operating lease liability	4,517	—
Contingent acquisition payment	812	919
Total stockholders’ equity	40,209	41,522

Total liabilities and stockholders’ equity	$51,192	$48,373

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss minus gain on sale of fixed assets plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, interest income, and income tax provision or benefit. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on an annual term or shorter arrangements and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021 and for the three months ended September 30, 2022 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and twelve months ended December 31, 2022 and 2021.

AWARE, INC.

Reconciliation of GAAP Net income (loss) to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net loss	$(1,758)	$(1,254)	$(1,726)	$(5,824)
Depreciation and Amortization	172	168	760	688
Stock based compensation	351	490	1,707	1,567
Gain on sale of fixed assets	—	—	(5,672)	—
Interest income	(311)	(1)	(540)	(4)
Provision for (benefit from) income taxes	49	(269)	49	(269)
Adjusted EBITDA	$(1,497)	$(866)	$(5,422)	$(3,842)

	Three Months Ended
	December 31,	September 30,
	2022	2022
Net (loss) income	$(1,758)	$2,599
Depreciation and amortization	172	141
Stock based compensation	351	548
Gain on sale of fixed assets	—	(5,672)
Interest income	(311)	(155)
Provision for income taxes	49	—
Adjusted EBITDA	$(1,497)	$(2,539)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Recurring revenue:
Software subscriptions	782	418	2,631	2,404
Software maintenance	1,844	1,849	7,111	6,679
Total recurring revenue	2,626	2,267	9,742	9,083

Non-recurring revenue:
Software licenses	1,144	1,267	4,755	5,569
Services and other	293	462	1,511	2,202
Total non-recurring revenue	1,437	1,729	6,266	7,771
Total revenue	$4,063	$3,996	$16,008	$16,854

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

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Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.